As filed with the Securities and Exchange Commission on September 4, 2020

Registration No. 333-217481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-217481

UNDER

THE SECURITIES ACT OF 1933

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada (State or other jurisdiction of incorporation or organization)	N/A (IRS Employer Identification No.)

116 Inverness Drive East. Suite 400

Englewood, Colorado 80112

(303) 708-9740

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kason D. Kerr

Vice President, General Counsel and Corporate Secretary

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

(303) 708-9740

(Name. address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to

Matthew R. Pacey, P.C.

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3, Registration No. 333-217481 (the “Registration Statement”), originally filed by Ultra Petroleum Corp. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on Form S-1 on April 26, 2017, as amended by pre-effective Amendment No. 1 to Form S-1 dated November 16, 2017, which was declared effective by the SEC on November 30, 2017, and post-effective Amendment No. 1 on Form S-3 to Form S-1 dated March 12, 2018, which was declared effective by the SEC on March 16, 2018, registering 59,340,456 shares of common stock, no par value per share, held by certain selling shareholders named therein.

On May 14, 2020, the Company and certain of its subsidiaries, including Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, LLC, Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC (collectively, the “Debtors”), filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ chapter 11 cases are jointly administered under the caption In re Ultra Petroleum Corp., et al., Case No. 20-32631 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on September 4, 2020.

ULTRA PETROLEUM CORP.

By:	/s/ Kason D. Kerr
Name: Kason D. Kerr
Title: Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad Johnson Brad Johnson	Director, President, and Chief Executive Officer	September 4, 2020

/s/ David W. Honeyfield David W. Honeyfield	Senior Vice President and Chief Financial Officer	September 4, 2020

/s/ Mark T. Solomon Mark T. Solomon	Vice President – Controller and Chief Accounting Officer	September 4, 2020

/s/ Evan S. Lederman Evan S. Lederman	Chairman of the Board	September 4, 2020

/s/ Sylvia K. Barnes Sylvia K. Barnes	Director	September 4, 2020

/s/ Neal P. Goldman Neal P. Goldman	Director	September 4, 2020

/s/ Michael J. Keeffe Michael J. Keeffe	Director	September 4, 2020

/s/ Alan J. Mintz Alan J. Mintz	Director	September 4, 2020

/s/ Edward A. Scoggins, Jr. Edward A. Scoggins, Jr.	Director	September 4, 2020

/s/ Stephen J. McDaniel Stephen J. McDaniel	Director	September 4, 2020

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